Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CNET Networks, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-119997, 333-119962, 333-115569, 333-105563, 333-85374, 333-65224, 333-58724, 333-35458, 333-78247, 333-67325, 333-34491 and 333-07667) on Forms S-8 and S-3 of CNET Networks, Inc. of our reports dated March 15, 2005, with respect to the consolidated balance sheets of CNET Networks, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of CNET Networks, Inc.

Our report dated March 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that CNET Networks, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and includes an explanatory paragraph that states that at December 31, 2004, the Company did not maintain sufficient levels of appropriately qualified personnel in its financial reporting processes.

(sIGNED) KPMG LLP

San Francisco, California
August 23, 2005